EXHIBIT 99

                                             FOR:  Consolidated Graphics, Inc.

                                     APPROVED BY:  Ronald E. Hale, Jr.
                                                   Vice President & Treasurer
                                                   (713) 529-4200

                                         CONTACT:  Betsy Brod/Nancy Healy
                                                   Media:  Stan Froelich
                                                   Morgen-Walke Associates, Inc.
                                                   (212) 850-5600

FOR IMMEDIATE RELEASE

                   CONSOLIDATED GRAPHICS REPORTS RECORD RESULTS
                         FOR FISCAL 1998 FIRST QUARTER

- Sales Rise 79% in Fifth Consecutive Quarter of Record Financial Performance -

     HOUSTON, TEXAS -- July 30, 1997 -- Consolidated Graphics, Inc. (NYSE:CGX) today announced record results for the first quarter ended June 30, 1997.

     Sales in the fiscal 1998 first quarter rose 79% to $50.7 million from $28.3 million in the comparable period of fiscal 1997. First quarter operating income increased 141% to $7.1 million, and net income grew 131% to $3.9 million, versus year-ago results. On a per share basis, Consolidated Graphics earned $.30 in the fiscal 1998 quarter, compared to $.14 per share in the fiscal 1997 period. All per share figures reflect the Company's 2-for-1 stock split distributed in January 1997.

        The strong sales and earnings performance was driven by the Company's acquisition program, internal growth and further improvements in the operations of its printing companies.

        Operating income margin for the fiscal 1998 first quarter was 14.0%, up from 10.4% in the year ago period, and up sequentially from the 13.5% reported in the fourth quarter of fiscal 1997.

        Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "The recent three-month period represents our fifth consecutive quarter of record sales and earnings. The continued operating income margin improvements in the first quarter demonstrate our ability to control costs through both our increased purchasing power and improved operating efficiencies of our acquired businesses."

                                 - more -
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CONSOLIDATED GRAPHICS FISCAL 1998 FIRST QUARTER RESULTS - 2 -

        "Since the beginning of fiscal 1998, we have acquired two printing companies, --Tucker Printers, Rochester, New York and The Etheridge Company, Grand Rapids, Michigan, and have agreed to acquire four others -- Georges & Shapiro Lithograph, Sacramento; Austin Printing, Atlanta; Walnut Circle Press, Greensboro; and Geyer Printing, Pittsburgh. These companies, representing over $50 million in revenue, fit our strategy of acquiring strong companies with solid positions in the markets they serve. Including these pending acquisitions, we will own 24 printing companies in 19 markets with annualized revenues now exceeding $240 million."

        Mr. Davis concluded, "While our acquisition program is proceeding well ahead of plan in fiscal 1998, we continue to see additional acquisition opportunities. With a strong balance sheet and our recently announced $100 million bank line of credit, Consolidated Graphics is well-positioned to pursue these growth opportunities."

        Consolidated Graphics, Inc. is recognized as the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale.

                               --Table to Follow--

                              CONSOLIDATED GRAPHICS
                                   (NYSE: CGX)
                              Financial Highlights
                    (in thousands, except per share amounts)


                                                   For the Three Months Ended
                                                             June 30,
                                                       1997            1996
Sales                                               $50,675         $28,258
Cost of sales                                        34,745          20,166
    GROSS PROFIT                                     15,930           8,092
Selling expenses                                      4,931           2,848
General and administrative expenses                   3,880           2,292
  OPERATING INCOME                                    7,119           2,952
Interest expense                                        894             339
    Pretax Income                                     6,225           2,613
Income taxes                                          2,365             940
    NET INCOME                                      $ 3,860         $ 1,673

Earnings per share                                  $   .30         $   .14

Weighted average shares outstanding                  12,949          11,860

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